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Exhibit 2.1

[EXECUTION COPY]

PURCHASE AGREEMENT,

dated as of March 24, 2003,

among

PNG CORPORATION,
as Seller,

ENERGY SPECTRUM PARTNERS LP,
as Seller Parent,

MARKWEST TEXAS GP, L.L.C.,
and
MW TEXAS LIMITED, L.L.C.,
as Buyers,

and

MARKWEST ENERGY PARTNERS, L.P.,
as Buyer Parent

i

ii

EXHIBITS

Exhibit A—Escrow Agreement
Exhibit B—Hobbs Management Services Agreement
Exhibit C—Pipeline Systems
Exhibit D—Plan of Merger
Exhibit E—Janacek Employment Agreement Assignment
Exhibit F—Assumption Agreement

iii

PURCHASE AGREEMENT

        This PURCHASE AGREEMENT, dated as of March 24, 2003 (this "Agreement"), is entered into by and among PNG CORPORATION, a Delaware corporation ("Seller"), ENERGY SPECTRUM PARTNERS LP, a Delaware limited partnership ("Seller Parent"), MARKWEST Texas GP, L.L.C., a Delaware limited liability company ("MarkWest Texas"), MW Texas Limited, L.L.C., a Delaware limited liability company ("MW Texas" and, together with MarkWest Texas, the "Buyers"), and MARKWEST ENERGY PARTNERS, L.P., a Delaware limited partnership ("Buyer Parent").

        WHEREAS, Seller Parent is the owner of all of the outstanding Equity Securities (as hereinafter defined) of Seller;

        WHEREAS, Seller is the owner of all of the outstanding Equity Securities of Pinnacle (as hereinafter defined), PNG Transmission (as hereinafter defined) and Pinnacle Pipeline (as hereinafter defined);

        WHEREAS, Pinnacle is the owner of all of the outstanding Equity Securities of PNG Utility (as hereinafter defined) and Bright Star (as hereinafter defined);

        WHEREAS, Buyer Parent is the direct or indirect owner of all of the outstanding Equity Securities of Buyers;

        WHEREAS, Buyers are the owners of all of the outstanding Equity Securities of MarkWest Pinnacle (as hereinafter defined), MarkWest Texas PNG Utility (as hereinafter defined), MarkWest PNG Utility (as hereinafter defined) and MarkWest Blackhawk (as hereinafter defined) (collectively, the "MarkWest Constituent Parties");

        WHEREAS, Buyers desire to cause the MarkWest Constituent Parties to be merged with Pinnacle, PNG Transmission, Pinnacle Pipeline, PNG Utility and Bright Star (collectively, the "Pinnacle Constituent Parties") with the result that all of the properties, assets and operations of the Pinnacle Constituent Parties (other than the Excluded Assets (as hereinafter defined)) and all of the debts, liabilities and obligations of the Pinnacle Constituent Parties (other than the Excluded Liabilities (as hereinafter defined)) will be allocated to and vested in the MarkWest Constituent Parties, upon the terms and subject to the conditions set forth in this Agreement and the Plan of Merger (as hereinafter defined) (such transaction being hereinafter referred to as the "Merger");

        WHEREAS, Seller is willing to cause the Pinnacle Constituent Parties to be merged with the MarkWest Constituent Parties, with the result that the Merger Cash Balance (as hereinafter defined) will be allocated to and vested in the Pinnacle Constituent Parties, upon the terms and subject to the conditions set forth in this Agreement and the Plan of Merger;

        WHEREAS, (i) the Board of Directors of Buyer Parent Authorizing Entity has approved this Agreement and the performance by Buyer Parent of its obligations hereunder, (ii) the sole member of each Buyer has approved this Agreement and the performance by such Buyer of its obligations hereunder and (iii) the Merger and the other transactions to be consummated by each MarkWest Constituent Party under the Plan of Merger are authorized under the provisions of the partnership agreement of such MarkWest Constituent Party and have been approved in the manner prescribed by such partnership agreement; and

        WHEREAS, (i) the Board of Managers of Seller Parent Authorizing Entity has approved this Agreement and the performance by Seller Parent of its obligations hereunder, (ii) the Board of Directors of Seller has approved this Agreement and the performance by Seller of its obligations hereunder, (iii) the Board of Directors and sole shareholder of each Pinnacle Constituent Party have approved the Plan of Merger and the consummation by such Pinnacle Constituent Party of the Merger and the other transactions contemplated thereby.

        NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

        SECTION 1.1.    Certain Definitions.

        (a)  As used in this Agreement, the terms set forth below shall have the following respective meanings:

        "Adverse Claim" means, with respect to any security or other financial instrument, an "adverse claim" as defined in Section 8-102(a)(1) of the Uniform Commercial Code as in effect in the State of Delaware.

        "Affiliate" means, with respect to any Person, (i) any Subsidiary of such Person or (ii) any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person; provided, however, that to the extent the term "Affiliate" is used with reference to Seller Parent, a portfolio company other than Seller in which Seller Parent or one of its Affiliates has made an investment shall not be deemed an Affiliate of Seller Parent, Seller or the Pinnacle Constituent Parties for purposes of this Agreement, regardless of whether Seller Parent or such Affiliate controls such portfolio company. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

        "Alabama Pinnacle" means Alabama Pinnacle Corporation, a Texas corporation and a wholly owned subsidiary of Pinnacle.

        "Articles of Merger" has the meaning set forth in the Plan of Merger.

        "Assets" means (i) the Pipeline Systems, (ii) the Real Property, (iii) any other asset or property owned or held by the Pinnacle Constituent Parties or their Subsidiaries that are appurtenant to the Pipeline Systems and Real Property or are used in connection with the operation of the Pipeline Systems and (iv) all other assets or property owned or held by the Pinnacle Constituent Parties or their Subsidiaries.

        "Assumed Taxes" means any and all Taxes (other than Income Taxes) that are imposed on the Pinnacle Constituent Parties or their properties, assets or operations for periods or portions thereof beginning on or after January 1, 2003; provided, however, that Assumed Taxes shall not include any Taxes (i) imposed on the Pinnacle Constituent Parties which are attributable to periods or portions thereof beginning after the Closing Date or (ii) attributable to the ownership, disposition or operation of the Excluded Assets.

        "Bank Credit Facility" means, collectively, (i) that certain Credit Agreement, dated as of April 4, 1997, as amended by that certain Amendment No. 1 dated June 30, 1998, that certain Amendment No. 2 effective as of September 9, 1998, that certain Amendment No. 3 dated as of September 2, 1998, that certain Amendment No. 4 dated as of August 24, 1999, that certain Amendment No. 5 dated as of November 23, 1999, that certain Amendment No. 6 dated as of January 1, 2000 and that certain Amendment No. 7 dated effective as of March 5, 2001, between Seller and Union Bank of California, N.A., (ii) that certain Pipeline Construction Loan Agreement, dated as of November 23, 1999, between PNG Utility Company and Union Bank of California, N.A. and (iii) that certain Pipeline Construction Loan Agreement, dated as of April 23, 2001, between PNG Utility Company and Union Bank of California, N.A., together with all other agreements and other documents executed by Seller, the Pinnacle Constituent Parties or any Subsidiaries of the Pinnacle Constituent Parties as contemplated by such agreements.

        "Bank Credit Facility Year-End Pay-off Amount" means $16,553,762.

        "Bright Star" means Bright Star Gathering, Inc., a Texas corporation and a wholly owned subsidiary of Pinnacle.

        "Buyer Parent Authorizing Entity" means MarkWest Energy GP, L.L.C., a Delaware limited liability company, in its capacity as general partner of Buyer Parent.

        "Buyer Parent Confidentiality Agreement" means that certain Confidentiality Agreement, dated as of October 14, 2002, between Pinnacle and Buyer Parent.

        "Buyer Consents" means any consents, approvals, orders or authorizations required to be obtained by Buyer Parent or any Buyer as described in Section 5.3.

        "Buyers' Knowledge" means the actual (and not constructive) knowledge of each of the officers of Buyer Parent or any Buyer that is involved in the negotiation, structuring or effectuation of the transactions contemplated by this Agreement or the due diligence review of the operations of the Pinnacle Constituent Parties or their Subsidiaries conducted by or on behalf of Buyer Parent and Buyers in connection therewith, which knowledge shall be based on all information that is provided to or received by such persons in connection with the transactions contemplated by this Agreement.

        "Claim" means any demand, claim, or action that is asserted or arises in a Legal Proceeding or otherwise.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Contract" means any written contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage or insurance policy.

        "Effective Time" has the meaning set forth in the Plan of Merger.

        "Employee Benefit Plan" means any "employee benefit plan" within the meaning of Section 3(3) of ERISA which is sponsored, maintained or contributed to by Seller, or any Subsidiaries of the Seller.

        "Equity Securities" means (i) with respect to any corporation, all shares, interests, participations or other equivalents of capital stock of such corporation, however designated, (ii) with respect to any limited liability company, all limited liability company interests, membership interests or other equity interests in such limited liability company and (iii) with respect to any partnership, all partnership interests or other equity interests in such partnership.

        "Environmental Laws" means any Laws relating to protection of the environment, persons or the public welfare from actual or potential exposure (or the effects of exposure) to any actual or potential release, discharge, spill or emission of, or regarding the manufacture, processing, production, gathering, transportation, use, treatment, storage or disposal of, any Hazardous Substances, including without limitation, the federal Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, the Toxic Substance and Control Act, the Superfund Amendments and Reauthorization Act, the Hazardous and the Solid Waste Amendments Act, and the Oil Pollution Act of 1990, all as amended, and analogous state and local laws.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Escrow Agent" means a bank, trust company or other financial institution jointly selected by the Seller and the Buyers, in its capacity as escrow agent under the Escrow Agreement.

        "Escrow Agreement" means that certain Escrow Agreement to be entered into as of the Closing Date by and among Seller Parent, Seller, the Pinnacle Constituent Parties, the MarkWest Constituent

Parties, Buyer Parent, Buyers, Royal Bank of Canada, the MLP Lender Parties, the Escrow Agent and the other parties named therein, in substantially the form attached as Exhibit A.

        "Excluded Assets" has the meaning set forth in the Plan of Merger.

        "Excluded Liabilities" has the meaning set forth in the Plan of Merger.

        "Final Net Working Capital" means $1,349,234, which represents the net working capital of Seller as of December 31, 2002, as a determined by agreement of the parties, which agreement shall be final, conclusive and binding on the parties.

        "GAAP" means United States generally accepted accounting principles.

        "Governmental Authority" means any federal, state, provincial or local government or governmental regulatory body and any of their respective subdivisions, agencies, instrumentalities, authorities or tribunals.

        "Hazardous Substance" means any petroleum product, contaminant, pollutant, dangerous substance, toxic substance, hazardous material, waste, hazardous waste or hazardous chemical as may be defined by Environmental Law or any other substance that is declared or defined to be hazardous under or pursuant to Environmental Law.

        "Hobbs Lateral Property" has the meaning set forth in the Plan of Merger.

        "Hobbs Management Services Agreement" means that certain Management Services Agreement to be entered into as of the Closing Date by and among MarkWest Pinnacle, Pinnacle and Pinnacle Pipeline, in the form attached as Exhibit B hereto.

        "Income Tax" (and, with correlative meaning, "Income Taxes") means any Tax (including, without limitation, a franchise, withholding or environmental Tax) imposed on or measured in whole or in part by income or a taxable base in the nature of income, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such Tax.

        "Janacek Employment Agreement" means the Employment Agreement, dated as of October 24, 2002, between Seller and William G. Janacek.

        "Law" means any federal, state, provincial or local law, statute, rule, ordinance, code or regulation.

        "Legal Proceeding" means any judicial, administrative or arbitral action, suit or proceeding (public or private) by or before any court or other Governmental Authority.

        "Lien" means any lien, pledge, mortgage, deed of trust, security interest, attachment, levy or other similar encumbrance affecting title.

        "MarkWest Blackhawk" means MarkWest Blackhawk L.P., a Texas limited partnership and a wholly owned Subsidiary of Buyers.

        "MarkWest Hydrocarbon" means MarkWest Hydrocarbon Inc., a Delaware corporation.

        "MarkWest Pinnacle" means MarkWest Pinnacle L.P., a Texas limited partnership and a wholly owned Subsidiary of Buyers.

        "MarkWest PNG Utility" means MarkWest PNG Utility L.P., a Texas limited partnership and a wholly owned Subsidiary of Buyers.

        "MarkWest Texas PNG Utility" means MarkWest Texas PNG Utility L.P., a Texas limited partnership and a wholly owned Subsidiary of Buyers.

        "Material Adverse Effect" means any event, circumstance or condition that (i) materially impairs, or makes impossible, the consummation of the transactions contemplated by this Agreement or (ii) has an effect on the Pipeline Systems or the Pinnacle Constituent Parties or their Subsidiaries which is materially adverse to the operations or physical condition of the Pipeline Systems or is materially adverse to the financial condition of the Pinnacle Constituent Parties and their Subsidiaries, taken as a whole, but in each case excluding:

        (a)  any change or effect generally affecting the international, national, regional or local natural gas gathering, transmission or distribution industry as a whole and not adversely affecting the Pipeline Systems in any manner or degree materially different than other facilities similar to the Pipeline Systems;

        (b)  any change or effect resulting from changes in the international, national, regional or local markets for natural gas or in natural gas prices paid in any such markets;

        (c)  any change which is cured (including by the payment of money) before the earlier of the Closing or the termination of the Agreement pursuant to Section 10.1; or

        (d)  any Order or act of any Governmental Authority applicable to the gathering, transmission or distribution of natural gas generally that imposes restrictions, regulations or other requirements thereon.

Any determination as to whether any condition or other matter has a Material Adverse Effect shall be reasonable and shall be made only after taking into account all proceeds or amounts received by Buyer Parent and Buyers or any of their Subsidiaries with respect to such condition or matter representing (i) payments in respect of insurance coverage, (ii) indemnification payments made by Persons other than Seller Parent or Seller and (iii) monetary advances by Seller or any of its Affiliates to Buyer Parent and Buyers or any of their Subsidiaries in anticipation of receipt of insurance proceeds or indemnification payments (it being understood and agreed that such advances shall be repaid to Seller or such Affiliate upon the receipt by Buyer Parent, Buyers or any of their Subsidiaries of the insurance proceeds or indemnification payments in respect of which such monetary advances were made).

        "Material Contract" means any Contract to which the Pinnacle Constituent Parties or any of their Subsidiaries are a party:

        (a)  that resulted in aggregate payments by the Pinnacle Constituent Parties and their Subsidiaries during the fiscal year ended December 31, 2002, or that can reasonably be expected to result in aggregate payments by the Pinnacle Constituent Parties and their Subsidiaries during the current fiscal year, in an amount exceeding $250,000; provided, however, that a Contract that would otherwise be classified as a Material Contract pursuant to this paragraph (a) shall not be so classified if (i) such Contract may be terminated by the Pinnacle Constituent Parties or any of their Subsidiaries without penalty upon notice of not more than 45 days and (ii) the termination thereof would not reasonably be expected to result in a material reduction in the revenues of the Pinnacle Constituent Parties and their Subsidiaries, taken as a whole;

        (b)  that resulted in the recognition of operating income by the Pinnacle Constituent Parties and their Subsidiaries during the fiscal year ended December 31, 2002, or that can reasonably be expected to result in the recognition of operating income by the Pinnacle Constituent Parties and their Subsidiaries during the current fiscal year, in an amount exceeding $50,000; or

        (c)  provides for the borrowing of funds or incurrence of indebtedness by the Pinnacle Constituent Parties or any of their Subsidiaries, including any indenture, mortgage, loan, credit, sale-leaseback or similar Contract.

        "Merger Cash Balance" means all right, title and interest to an amount in cash equal to the Purchase Price, which shall be allocated to and vested in the Pinnacle Constituent Parties in accordance with the Plan of Merger.

        "MLP Lender Parties" has the meaning set forth in the Escrow Agreement.

        "Noseff Litigation" means the proceedings captioned Ray Noseff, et al., Plaintiffs vs. Pinnacle Natural Gas Company, Michael Tindle, Enron Corp., Northern Natural Gas Co., Daniel Industries, Inc., Constant Power Manufacturing Co., Peter Paul, Inc., Skinner, Inc., and Honeywell, Inc., Defendants (Case Number CV-200101278) that are pending in the Second Judicial Circuit, Bernalillo County, New Mexico, and all claims, demands, actions and causes of action that have been, could have been or may in the future be asserted against the Pinnacle Constituent Parties in such proceedings or in any other proceedings arising out of the same accident or injury that gave rise to such proceedings.

        "Order" means any order, judgment, injunction, ruling or decree of any court or other Governmental Authority.

        "Permit" means any permit, license, authorization or approval issued by a Governmental Authority.

        "Permitted Encumbrance" means any or all of the following:

        (a)  Liens granted under the terms of the Bank Credit Facility or any related mortgage or security agreement;

        (b)  Liens in favor of operators, vendors, carriers, warehousemen, repairmen, mechanics, workmen and materialmen and construction or similar Liens arising by operation of law or in the ordinary course of business in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings; provided, that adequate reserves have been established for any such contested Liens;

        (c)  workers' or unemployment compensation Liens arising in the ordinary course of business;

        (d)  Liens or other encumbrances securing payment of Taxes or other similar assessments that are not yet delinquent or, if delinquent, are being contested in good faith by appropriate proceedings; provided, that adequate reserves have been established for any such contested Liens or other encumbrances;

        (e)  rights of third parties pursuant to restrictive covenants, easements, rights-of-way, servitudes, licenses, permits, surface leases, surface use restrictions, sub-surface leases, mineral reservations or severances, grazing rights or logging rights or rights related to ponds, lakes, waterways, canals, ditches, reservoirs, railways, streets, roads and structures or other rights related to surface uses and impediments on, over or in respect of any of the Assets that are not such as to interfere materially with the use or enjoyment of the Assets to which they apply;

        (f)    rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets in any manner, and all applicable laws, statutes, ordinances, decrees, requirements, orders, judgments, rules or regulations of any Governmental Authority;

        (g)  conditions in any Permit granted or issued by any Governmental Authority for the ownership and operation of all or part of the Assets; and

        (h)  other Liens, encumbrances and defects in title that are not substantial or material in character, amount or extent in relation to the use of the Assets to which they apply in the conduct of the business of Seller and its Subsidiaries.

        "Person" means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization, Governmental Authority, or other entity.

        "Pinnacle" means Pinnacle Natural Gas Company, a Texas corporation and a wholly owned Subsidiary of Seller.

        "Pinnacle Pipeline" means Pinnacle Pipeline Company, a Texas corporation and a wholly owned Subsidiary of Seller.

        "Pipeline Systems" means those gas gathering pipelines and other pipeline systems listed on Exhibit C.

        "Plan of Merger" means that certain Plan of Merger to be entered into as of the Closing Date by and among the Pinnacle Constituent Parties and the MarkWest Constituent Parties, in the form attached as Exhibit D hereto.

        "PNG Transmission" means PNG Transmission Company, Inc., a Texas corporation and a wholly owned Subsidiary of Seller.

        "PNG Utility" means PNG Utility Company, a Texas corporation and a wholly owned subsidiary of Pinnacle.

        "Real Property" means the fee interests, easements, rights-of-way, servitudes, surface leases and other estates or similar rights and interests in real property upon which the Pipeline Systems are located.

        "Retention Bonuses" means the retention bonuses to each employee of Pinnacle in an amount equal to three months of base salary that are payable under the terms of the Retention and Severance Plan of Pinnacle in the event of the sale of Seller or Pinnacle to a third party.

        "Schedule" means a disclosure schedule provided by Seller to Buyer Parent and Buyers pursuant to this Agreement.

        "Seller Parent Authorizing Entity" means Energy Spectrum LLC, in its capacity as general partner of Energy Spectrum Capital LP, a Texas limited partnership, in its capacity as general partner of Seller Parent.

        "Seller's Knowledge" means the actual (and not constructive) knowledge, as of the date hereof, of each of the officers of Seller Parent or Seller that is involved in the operations of Seller, the Pinnacle Constituent Parties or any of the Subsidiaries of the Pinnacle Constituent Parties, which knowledge shall include and be based on all information that is provided to or received by such persons in connection with the transactions contemplated by this Agreement or the operation of the business of Seller, the Pinnacle Constituent Parties or the Subsidiaries of the Pinnacle Constituent Parties.

        "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which a majority of the voting power of the Equity Securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other similar managing body of such corporation, partnership, limited liability company or other entity are owned by such Person.

        "Tax" or "Taxes" means any taxes and assessments imposed by any Governmental Authority, including without limitation income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, real property (including assessments, fees or other charges imposed by any Governmental Authority which are based on the use, ownership or transfer of real property), personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other similar charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including, without limitation, any item for which liability arises as a transferee or successor-in-interest.

        "Tax Return" means any return, report or similar statement filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax, and including any amendment thereof.

        (b)  Each of the terms set forth below has the meaning set forth in the provision set forth opposite such term in the following table:

Term	Provision
AAA	Section 12.11(ii)
Adjusted Consolidated Net Worth	Section 6.4
Agreement	Preamble
Assumed Indebtedness	Section 2.2
Audited Company Financial Statements	Section 4.6
Bank Credit Facility Pay-off Amount	Section 2.4(a)(i)
Basket Amount	Section 11.4(a)
Books and Records	Section 7.4(a)
Buyer Group	Section 11.1
Buyer Parent	Preamble
CFO Certificate	Section 2.4(a)
Closing	Section 2.3
Closing Date	Section 2.3
FERC	Section 4.23(a)
Indemnified Party	Section 11.3
Indemnifying Party	Section 11.3
Janacek Employment Agreement Assignment	Section 2.4(g)
Latest Balance Sheet	Section 4.6
Losses	Section 11.1
MarkWest Constituent Parties	Recitals
Pinnacle Constituent Parties	Recitals
Purchase Price	Section 3.1(a)
Regulatory Agencies	Section 4.23(a)
RNPP	Section 12.3
RNPP Contract	Section 12.3
SEI	Section 12.3
SEI Contract	Section 12.3
Seller	Preamble
Seller Financial Statements	Section 4.6
Seller Group	Section 11.2
Seller Guaranties	Section 12.3
Seller Parent	Preamble
Transaction Expenses	Section 12.12
Unaudited Company Financial Statements	Section 4.6

ARTICLE II.
THE CLOSING

        SECTION 2.1.    Plan of Merger; the Merger.    (a) Upon the terms and subject to the conditions set forth herein, at the Closing, (i) Seller shall cause the Pinnacle Constituent Parties to enter into the Plan of Merger and take all actions on their part required in order to consummate the Merger and perform their other obligations thereunder and (ii) Buyers shall cause the MarkWest Constituent Parties to enter into the Plan of Merger and take all actions on their part required in order to consummate the Merger and perform their other obligations thereunder.

        SECTION 2.2.    Assumed Indebtedness.    As of the Effective Time, the Buyers shall cause MarkWest Pinnacle to assume, and to agree to pay and perform, all debts, liabilities and obligations of Seller or any of the Pinnacle Constituent Parties arising under the terms of the Bank Credit Facility or arising in respect of any indebtedness of such Persons incurred under such facility or any promissory notes or other instruments and documents evidencing or relating to the same (the "Assumed Indebtedness"). In addition, the Buyer Parent and Buyers shall cause to be repaid all Assumed Indebtedness on or as promptly as practicable after the Effective Time. Neither Buyer Parent nor Buyers shall be obligated to assume any indebtedness other than the Assumed Indebtedness, including but not limited to any indebtedness evidenced by any promissory note owing by Seller to Seller Parent.

        SECTION 2.3.    Closing.    The closing of the transactions contemplated by this Article II (the "Closing") shall take place at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Dallas, Texas 75201 at 10:00 a.m., Dallas, Texas time, on March 28, 2003, or if the conditions to the obligations of the parties at the Closing set forth in Articles VIII and IX are not satisfied or waived on such date (other than any conditions to be satisfied through the making of payments or the delivery of documents to be made or delivered at the Closing), as soon as practicable after the satisfaction or waiver of such conditions (but in no event more than five days thereafter), or at such other time and date as the parties may agree (the "Closing Date").

        SECTION 2.4.    Deliveries by Seller.    At the Closing, Seller shall deliver, or shall cause to be delivered, to the Buyer Parent and Buyers the following:

        (a)  a certificate of the chief financial officer of Seller, dated as of the Closing Date (the "CFO Certificate"), setting forth the following amounts:

          (i)    the amount of the payment required to be made in order to pay all principal and interest due under the Bank Credit Facility on the Closing Date in full, such that, if such amount were applied to the promissory notes executed under the Bank Credit Facility, all such promissory notes could be fully repaid and cancelled (the "Bank Credit Facility Pay-off Amount");

          (ii)  the total amount of all Transaction Expenses, if any, paid or incurred by any of the Pinnacle Constituent Parties during the period from December 31, 2002 through the Closing Date; and

          (iii)  the total amount of Retention Bonuses, if any, paid or incurred by any of the Pinnacle Constituent Parties during the period from December 31, 2002 through the Closing Date.

        (b)  a certificate of the Secretary or an Assistant Secretary of Seller Parent Authorizing Entity (i) attesting to the resolutions of the Board of Managers of Seller Parent Authorizing Entity authorizing the execution and delivery of this Agreement by Seller Parent and the consummation by Seller Parent of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date, and (ii) attesting to the incumbency and signature of each officer of Seller Parent Authorizing Entity who has executed this Agreement;

        (c)  a certificate of the Secretary or an Assistant Secretary of Seller (i) attesting to the resolutions of the Board of Directors of Seller authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date, and (ii) attesting to the incumbency and signature of each officer of Seller who has executed this Agreement;

        (d)  a certificate of the Secretary or an Assistant Secretary of each Pinnacle Constituent Party (i) attesting to the resolutions of the Board of Directors and sole shareholder of such Pinnacle Constituent Party authorizing the execution and delivery of the Plan of Merger and the consummation of the transactions contemplated thereby by such Pinnacle Constituent Party, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date, and (ii) attesting to the incumbency and signature of each officer of such Pinnacle Constituent Party who has executed the Plan of Merger;

        (e)  certificates from the Secretary of State of the State of Texas with respect to the good standing of each of the Pinnacle Constituent Parties;

        (f)    resignations by all officers and members of the Board of Directors of any of the Pinnacle Constituent Parties who are employees of any of the Pinnacle Constituent Parties immediately prior to the Closing from their positions as officers and directors of the Pinnacle Constituent Parties;

        (g)  an instrument of assignment and assumption, in the form attached as Exhibit E hereto (the "Janacek Employment Agreement Assignment"), pursuant to which Seller will assign the Janacek Employment Agreement to MarkWest Hydrocarbon and MarkWest Hydrocarbon will assume all obligations under such agreement, duly executed by Seller;

        (h)  the Hobbs Management Services Agreement, duly executed by Pinnacle and Pinnacle Pipeline;

        (i)    the Escrow Agreement, duly executed by Seller Parent, Seller and the Pinnacle Constituent Parties;

        (j)    such instruments as Buyers shall reasonably request to evidence that the Pinnacle Constituent Parties have relinquished control over any bank accounts maintained by them, together with such reasonable supporting documentation as may be required by the banks or other financial institutions with which such accounts are maintained (including, if required, resolutions of the Board of Directors of each Pinnacle Constituent Party); and

        (k)  a stock power, duly executed by Pinnacle, evidencing the transfer of all of the outstanding Equity Securities of Alabama Pinnacle to Seller in accordance with Section 6.5.

        SECTION 2.5.    Deliveries by Buyers.    At the Closing, Buyers shall deliver, or cause to be delivered, to Seller Parent and Seller or (in the case of paragraph (a) below) to the Escrow Agent the following:

        (a)  a wire transfer to the Escrow Agent of immediately available funds in an aggregate amount equal to the sum of (i) the Merger Cash Balance and (ii) the Bank Credit Facility Pay-Off Amount;

        (b)  an instrument, in the form attached as Exhibit F hereto, providing for the assumption by MarkWest Pinnacle of the Assumed Indebtedness, duly executed by each of the Buyers;

        (c)  a certificate of the Secretary or an Assistant Secretary of Buyer Parent Authorizing Entity attesting to (i) the resolutions of the Board of Directors of Buyer Parent Authorizing Entity authorizing the execution and delivery of this Agreement by Buyer Parent and the consummation by Buyer Parent of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date, and (ii) attesting to the incumbency and signature of each officer of Buyer Parent Authorizing Entity who has executed this Agreement;

        (d)  a certificate of the Secretary or an Assistant Secretary of each Buyer (i) attesting to the written consent of the sole member of such Buyer authorizing the execution and delivery of this Agreement by such Buyer and the consummation by such Buyer of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date, and (ii) attesting to the incumbency and signature of each officer of such Buyer who has executed this Agreement;

        (e)  a certificate of the Secretary or an Assistant Secretary of the general partner of each MarkWest Constituent Party (i) attesting to the fact that the provisions of the partnership agreement of such MarkWest Constituent Party authorize the Merger and the other transactions contemplated by the Plan of Merger, and that the Merger and such other transactions have been approved by such MarkWest Constituent Party in the manner prescribed by its partnership agreement, and (ii) attesting to the incumbency and signature of each officer of the general partner of such MarkWest Constituent Party who has executed the Plan of Merger;

        (f)    certificates from the Secretary of State of the State of Texas with respect to the good standing of each of the MarkWest Constituent Parties;

        (g)  the Janacek Employment Agreement Assignment, duly executed by MarkWest Hydrocarbon;

        (h)  the Hobbs Management Services Agreement, duly executed by MarkWest Pinnacle;

        (i)    the Escrow Agreement, duly executed by Buyer Parent, Buyers and the MarkWest Constituent Parties.

        SECTION 2.6.    Proceedings at Closing.    All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

        SECTION 2.7.    Escrow Agreement.    Each party hereto shall use its reasonable best efforts and take all action within its control to ensure that the amounts deposited with the Escrow Agent pursuant to Section 2.5(a) are released to or for the account of the Pinnacle Constituent Parties (in the case of the Merger Cash Balance and all interest or earnings accrued thereon) and the lenders under the Bank Credit Facility (in the case of the Bank Credit Facility Pay-Off Amount and all interest and earnings thereon) as of the earliest practicable date. In addition, each party acknowledges that the obligations of the parties hereto under this Agreement and the obligations of the Pinnacle Constituent Parties and the MarkWest Constituent Parties under the Plan of Merger are not contingent on the release of funds held pursuant to the Escrow Agreement or the performance by the Escrow Agent of its obligations thereunder.

ARTICLE III.
CONSIDERATION

        SECTION 3.1.    Consideration.

        (a)  The aggregate purchase price to be paid at the Closing shall be an amount equal $38,121,000, plus (i) the amount of the Final Net Working Capital, plus (ii) the amount of interest that would accrue on the sum of $38,121,000 and the amount set forth in clause (i) above for each day from and after January 1, 2003 to and including the Closing Date at a rate per annum of 6.00%, minus (iii) the Bank Credit Facility Year-End Pay-off Amount, minus (iv) the total amount of Transaction Expenses set forth in the CFO Certificate, minus (v) the total amount of Retention Bonuses set forth in the CFO Certificate (the "Purchase Price"). Prior to or at the Closing, Seller and Buyer Parent shall jointly cause to be prepared a statement setting forth their determination of each of the components of the Purchase Price identified in clauses (i) through (v) above.

        (b)  The Purchase Price shall be allocated among and paid to the Pinnacle Constituent Parties in the manner set forth in the Plan of Merger.

        (c)  Within 60 days after the Closing, Buyer Parent shall provide to Seller Parent a proposed allocation of the Purchase Price (consistent with the allocation described in paragraph (b) of this Section 3.1) among the properties, assets and operations (plus other relevant items) of the Pinnacle Constituent Parties, in accordance with section 1060 of the Code and the regulations thereunder. Buyer Parent and Seller Parent shall use reasonable efforts to agree upon an allocation of the Purchase Price. If Buyer Parent and Seller Parent agree upon such an allocation, they further agree that they will duly prepare and timely file or cause to be filed such reports and information returns as may be required under section 1060 of the Code and the regulations thereunder and any corresponding provisions of applicable state income tax laws, and that they will not take, nor will they permit any Affiliate to take, for Income Tax purposes, any position inconsistent with such agreed upon Purchase Price allocation.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLER PARENT AND SELLER

        Seller Parent (to the extent that the representations and warranties set forth below specifically refer to Seller Parent) and Seller (except to the extent that the representations and warranties set forth below are made by Seller Parent) hereby represent and warrant to Buyer Parent and Buyers as follows (it being understood that neither Seller Parent nor Seller makes any representation or warranty in this Agreement regarding (i) the business, operations, properties, assets, liabilities, financial condition or results of operations of Alabama Pinnacle or (ii) the Excluded Assets or the business, operations, liabilities, financial condition or results of operations of the Pinnacle Constituent Parties in connection therewith):

        SECTION 4.1.    Organization; Power and Authority.    Seller Parent is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Pinnacle Constituent Parties is duly organized, validly existing and in good standing under the laws of the State of Texas and is qualified to transact business and is in good standing in each jurisdiction in which such qualification is required by Law, except where the failure to be so qualified would not have a Material Adverse Effect. Each of Pinnacle Constituent Parties has all requisite corporate power and authority to own, lease and operate its assets and properties and conduct its businesses and operations as presently being conducted.

        SECTION 4.2.    Authorizations; Execution and Validity.

        (a)  Each of Seller Parent and Seller has all requisite corporate or partnership power and authority (as the case may be) to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Seller Parent and Seller, the performance by each of Seller Parent and Seller of its obligations hereunder and the consummation by each of Seller Parent and Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or partnership action (as the case may be) on the part of each of Seller Parent and Seller. This Agreement has been duly and validly executed and delivered by each of Seller Parent and Seller and constitutes a valid and binding obligation of each of Seller Parent and Seller, enforceable against each of Seller Parent and Seller in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditors' rights generally or general principles of equity.

        (b)  Each Pinnacle Constituent Party has all requisite corporate power and authority to execute, deliver and perform its obligations under the Plan of Merger and to consummate the transactions contemplated thereby. The execution and delivery of the Plan of Merger by each Pinnacle Constituent Party, the performance by each Pinnacle Constituent Party of its obligations thereunder and the consummation by each Pinnacle Constituent Party of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of each Pinnacle Constituent Party. Upon the execution thereof in accordance with Section 2.1, the Plan of Merger will be validly executed and delivered by each Pinnacle Constituent Party and will constitute a valid and binding obligation of each Pinnacle Constituent Party, enforceable against each Pinnacle Constituent Party in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditors' rights generally or general principles of equity.

        SECTION 4.3.    No Conflict; Consents.

        (a)  Except as set forth on Schedule 4.3, none of the execution and delivery by Seller Parent or Seller of this Agreement, the performance by Seller Parent or Seller of its obligations under this

Agreement or the consummation by Seller Parent or Seller of the transactions contemplated hereby will (i) result in a material violation of any Law, (ii) violate the certificate of limited partnership or partnership agreement of Seller Parent or the certificate of incorporation or bylaws of Seller, (iii) result in a material violation of any Order to which Seller Parent or Seller is a party or by which it is bound or (iv) require any consent from or filing with any Governmental Authority or any consent from any other Person, except where the failure to make or obtain the same could not reasonably be expected to result in a material violation of any Law or any Contract or other obligation requiring that consent be obtained from any Person.

        (b)  Except as set forth on Schedule 4.3, none of the execution and delivery by the Pinnacle Constituent Parties of the Plan of Merger, the performance by the Pinnacle Constituent Parties of their obligations under the Plan of Merger or the consummation by the Pinnacle Constituent Parties of the transactions contemplated thereby will (i) result in a material violation of any Law, (ii) violate the articles of incorporation or bylaws of the Pinnacle Constituent Parties, (iii) result in a material violation of any Order to which the Pinnacle Constituent Parties are parties or by which they are bound or (iv) require any consent from or filing with any Governmental Authority or any consent from any other Person, except where the failure to make or obtain the same could not reasonably be expected to result in a material violation of any Law or any Contract or other obligation requiring that consent be obtained from any Person.

        SECTION 4.4.    Subsidiaries.    Schedule 4.4 lists all Subsidiaries of Seller (including, but not limited to, the Pinnacle Constituent Parties) and states whether each such Subsidiary is a corporation or partnership. Each of the Subsidiaries of Seller is a corporation or partnership duly incorporated or formed and validly existing and (if applicable, in the case of a partnership) in good standing under the Laws of the State of Texas and is qualified to transact business and (if applicable, in the case of a partnership) is in good standing in each jurisdiction in which such qualification is required by Law, except where the failure to be so qualified would not have a Material Adverse Effect. Each Subsidiary of Seller has all requisite corporate or partnership power and authority to own, lease and operate its respective assets and properties and conduct its respective businesses and operations as presently being conducted. Seller has heretofore made available to Buyers accurate and complete copies of the certificate or articles of incorporation and bylaws of each of the Subsidiaries of Seller that is a corporation and the certificate of limited partnership and partnership agreement of each of the Subsidiaries of Seller that is a partnership. Schedule 4.4 also sets forth the percentages of the outstanding Equity Securities in each of the Subsidiaries of Seller held, directly or indirectly, by Seller. Except as set forth on Schedule 4.4, all of the Equity Securities so held by the Pinnacle Constituent Parties are owned by them or their Subsidiaries as indicated on Schedule 4.4, free and clear of Liens and other Adverse Claims. All of the outstanding Equity Securities of each of the Subsidiaries of Seller have been duly authorized and validly issued and (in the case of a corporation) are fully paid and non-assessable. There are no outstanding options, subscriptions, warrants, calls, commitments or other rights obligating any of the Subsidiaries of the Pinnacle Constituent Parties to issue or sell any of its Equity Securities or any securities convertible into or exercisable for any of its Equity Securities. None of the outstanding Equity Securities of any of the Subsidiaries of the Pinnacle Constituent Parties was issued in violation of any preemptive rights.

        SECTION 4.5.    Investments.    Except as set forth in Schedule 4.5 and except for the Equity Securities of its Subsidiaries, Seller does not directly or indirectly own any Equity Securities or other equity or similar ownership interests in, or any interest convertible into or exchangeable or exercisable for any equity or similar ownership interest in, any corporation, partnership, limited liability company, joint venture or other Person.

        SECTION 4.6.    Financial Statements.    Attached as Schedule 4.6 are (i) the audited consolidated balance sheets of Seller and its consolidated Subsidiaries as of December 31, 2000 and 2001, together with the related consolidated income statements of Seller and its consolidated Subsidiaries for the years ended December 31, 2000 and 2001 (collectively, the "Audited Company Financial Statements"), in each case accompanied by the report of Arthur Andersen LLP, independent public accountants, with respect thereto, and (ii) the unaudited consolidated balance sheet of Seller and its consolidated Subsidiaries as of December 31, 2002 (the "Latest Balance Sheet"), together with the related consolidated income statement of Seller and its consolidated Subsidiaries for the year ended December 31, 2002 (the "Unaudited Company Financial Statements" and, together with the Audited Company Financial Statements, the "Seller Financial Statements"). Except as described on Schedule 4.6, the Seller Financial Statements present fairly, in all material respects, the consolidated financial position of Seller and its consolidated Subsidiaries as of the dates indicated, and the consolidated results of operations of Seller and its consolidated Subsidiaries for the periods presented, in accordance with GAAP, except, in the case of the Unaudited Company Financial Statements, for the omission of footnotes.

        SECTION 4.7.    Undisclosed Liabilities.    There are no liabilities or obligations of the Pinnacle Constituent Parties or the consolidated Subsidiaries of Seller of a type required to be reflected on a balance sheet prepared in accordance with GAAP or described in notes thereto, except for liabilities or obligations (i) reflected or reserved against in the Latest Balance Sheet or described in the notes thereto, (ii) incurred by the Pinnacle Constituent Parties or the consolidated Subsidiaries of Seller in the ordinary course of business on or after December 31, 2002 or (iii) described on Schedule 4.7. No representation or warranty is made in this Section 4.7 with respect to any liability for Taxes. Since the date of the Latest Balance Sheet, the Pinnacle Constituent Parties have not incurred any indebtedness for borrowed money other than interest accrued after such date under the terms of the Bank Credit Facility.

        SECTION 4.8.    Absence of Certain Changes.    Except as set forth on Schedule 4.8, since the date of the Latest Balance Sheet, there has not been: (i) any Material Adverse Effect; (ii) any damage, destruction, loss or casualty to any Assets, whether or not covered by insurance, which are material to the operations or business of the Pinnacle Constituent Parties or their Subsidiaries taken as a whole; (iii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of the Equity Securities of the Pinnacle Constituent Parties or any redemption or other acquisition by the Pinnacle Constituent Parties of any of the Equity Securities of the Pinnacle Constituent Parties or any split, combination or reclassification of the Equity Securities declared or made by the Pinnacle Constituent Parties; (iv) any material increase in compensation payable or benefits to directors, executive officers or key employees of the Pinnacle Constituent Parties; or (v) any commitment or agreement to do any of the foregoing.

        SECTION 4.9.    Litigation; Orders.    Schedule 4.9 lists all Legal Proceedings pending or, to Seller's Knowledge, threatened in writing against the Pinnacle Constituent Parties or any of their Subsidiaries. There are no Legal Proceedings pending against Seller Parent or Seller or the Pinnacle Constituent Parties or any of their Subsidiaries or, to Seller's Knowledge, threatened in writing that question the validity of this Agreement or any action taken or to be taken by Seller Parent or Seller in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement or the consummation by Seller Parent, Seller or any of the Pinnacle Constituent Parties of the transactions contemplated hereby or that could reasonably be expected to adversely affect in any material respect the ability of either Seller Parent, Seller or any of the Pinnacle Constituent Parties to perform its obligations under and consummate the transactions contemplated by this Agreement. Except as disclosed on Schedule 4.9, to Seller's Knowledge, neither the Pinnacle Constituent Parties nor any of their Subsidiaries is subject to any Order that specifically names the Pinnacle Constituent Parties or any of their Subsidiaries or is applicable to their properties and assets, other than Orders that are generally applicable to companies who conduct business in the same industries as the Pinnacle Constituent Parties and their Subsidiaries.

        SECTION 4.10.    Environmental Laws.    Except as otherwise disclosed on Schedule 4.10:

        (a)  The Pinnacle Constituent Parties and their Subsidiaries have obtained or filed applications for all Permits required under applicable Environmental Laws to operate the Pipeline Systems as they are currently being operated, except where the failure to obtain or apply for such Permits could not reasonably be expected to impair in any material respect the conduct of the business of the Pinnacle Constituent Parties and their Subsidiaries. Schedule 4.10 sets forth a true and correct list of all material Permits required under applicable Environmental Laws which are held by the Pinnacle Constituent Parties or any of their Subsidiaries or for which the Pinnacle Constituent Parties or any of their Subsidiaries have filed applications.

        (b)  The Pinnacle Constituent Parties and their Subsidiaries have operated the Pipeline Systems in compliance with all applicable Environmental Laws, except for such non-compliance as could not reasonably be expected to result in the incurrence or imposition of a material liability.

        (c)  No written notification, demand, request for information, citation or order under any Environmental Law has been issued to or filed against the Pinnacle Constituent Parties or any of their Subsidiaries with respect to the Pipeline Systems, except for such notifications, demands, requests, citations or orders as could not reasonably be expected to impair in any material respect the conduct of the business of the Pinnacle Constituent Parties and their Subsidiaries or result in the incurrence or imposition of a material liability.

        (d)  No investigation or review is pending or, to Seller's Knowledge, threatened against the Pinnacle Constituent Parties or any of their Subsidiaries by any Governmental Authority under any applicable Environmental Law in connection with the operation by the Pinnacle Constituent Parties or their Subsidiaries of the Pipeline Systems or the ownership, operation or use of the Real Properties.

        (e)  Neither the Pinnacle Constituent Parties nor any of their Subsidiaries have generated, used, stored or disposed of Hazardous Substances in the operation of the Pipeline Systems on any of the Real Properties in a manner that could reasonably be expected to result in the incurrence or imposition of a material liability.

        (f)    To Seller's Knowledge, none of the Real Properties has been designated for investigation or remediation by any Governmental Authority as a result of the actual or suspected presence of Hazardous Substances.

        (g)  Seller has provided or made available to Buyer Parent true and correct copies of all environmental reports or assessments with respect to compliance by the Pinnacle Constituent Parties or any of their Subsidiaries with Environmental Laws prepared by or on behalf of Seller, the Pinnacle Constituent Parties or any Subsidiaries of the Pinnacle Constituent Parties at any time since 1997.

        SECTION 4.11.    Employees and Consultants.    Schedule 4.11 sets forth the name and title of each employee of the Pinnacle Constituent Parties and their Subsidiaries. Except as set forth on Schedule 4.11, neither Seller nor its Subsidiaries are a party to any written employment agreement with any of its employees.

        SECTION 4.12.    Employee Benefits.    (a) Schedule 4.12 identifies all of Seller's Employee Benefit Plans.

        (b)  Except as set forth on Schedule 4.12, neither the Pinnacle Constituent Parties nor any of their Subsidiaries are subject to any binding obligation to pay any bonuses to any officers, directors or consultants of the Pinnacle Constituent Parties or any of their Subsidiaries after Closing.

        SECTION 4.13.    Dividends and Certain Other Payments.    The Pinnacle Constituent Parties have not paid or declared any dividends or made or agreed to make any distributions in respect of their Equity Securities since December 31, 2002. Neither the Pinnacle Constituent Parties nor any of their

Subsidiaries have made any other payments, loans or advances to Seller or Seller Parent or their respective Affiliates (other than the Pinnacle Constituent Parties) since December 31, 2002, except for routine expense reimbursements paid to Seller Parent or its representatives in the ordinary course of business.

        SECTION 4.14.    Material Contracts.    Except as set forth on Schedule 4.14, neither the Pinnacle Constituent Parties nor their Subsidiaries are parties to any Material Contract. Seller has provided or made available to Buyer Parent and Buyers true and correct copies of each Material Contract identified on Schedule 4.14 and each amendment thereto executed by the Pinnacle Constituent Parties or any of their Subsidiaries. Neither the Company nor any of their Subsidiaries are in material breach or default in the performance of their duties and obligations under any Material Contract. No event, condition or occurrence exists which after notice or lapse of time, or both, would constitute a material breach or default under a Material Contract. To Seller's Knowledge, none of the other parties to any Material Contract to which any of the Pinnacle Constituent Parties or any Subsidiary of the Pinnacle Constituent Parties is a party is in material breach or default in the performance of its duties and obligations under any Material Contract and none of such Material Contracts has been terminated or revoked by any such other party.

        SECTION 4.15.    Bank Accounts and Powers of Attorney.    Schedule 4.15 sets forth (a) the name of each financial institution with which Pinnacle Constituent Parties or their Subsidiaries have borrowing or investment agreements, deposit or checking accounts or safe deposit boxes, (b) the types of those arrangements and accounts including the names in which the accounts or boxes are held, the account or box numbers and the name of each person authorized to draw thereon or have access thereto and (c) the names of all persons having powers of attorney from the Pinnacle Constituent Parties or any of their Subsidiaries, and, in each case, a summary of the terms thereof.

        SECTION 4.16.    Title to Assets.    The Pinnacle Constituent Parties and their Subsidiaries have good and marketable (or defensible, in jurisdictions in or with respect to assets as to which the term "marketable" is not customarily used) title to, or valid leasehold interests in, all of their respective Assets (excluding any easements, rights of way, fee interests or other Real Property or interests therein) and all of such Assets are held free and clear of all Liens other than Permitted Encumbrances. Except as set forth on Schedule 4.16, the Pinnacle Constituent Parties and their Subsidiaries have not entered into or agreed to be bound by any Contract specifically providing for the imposition of any Liens on any easements, rights of way, fee interests or other Real Property owned by the Company or any of their Subsidiaries as of the date hereof, other than Permitted Encumbrances.

        SECTION 4.17.    Fees.    Except as set forth on Schedule 4.17, none of Seller Parent, Seller, the Pinnacle Constituent Parties or the Subsidiaries of the Pinnacle Constituent Parties have paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

        SECTION 4.18.    Hedging.    Except as set forth on Schedule 4.18, neither the Pinnacle Constituent Parties nor any of their Subsidiaries are engaged in any natural gas or other futures or option trading in respect of which it has any material future liability, nor is it a party to any price swaps, hedges, futures or similar instruments.

        SECTION 4.19.    Accounts Receivable.    All accounts receivable of the Pinnacle Constituent Parties and their Subsidiaries that are reflected in Final Net Working Capital represent obligations arising from sales actually made or services actually performed in the ordinary course of business, are current and collectible, subject to any reserves set forth on the financial statements of Seller, and, except as set forth on Schedule 4.19, neither Seller nor the Pinnacle Constituent Parties have received notice of any contest, claim or right of set-off in respect of such accounts receivable.

        SECTION 4.20.    Bankruptcy.    There are no pending or, to Seller's Knowledge, threatened proceedings in bankruptcy, for protection or suspension of debts, or involving assignment of assets for the benefit and protection of creditors involving Seller Parent, Seller, the Pinnacle Constituent Parties or any Subsidiaries of the Pinnacle Constituent Parties.

        SECTION 4.21.    Records.    The books and records of Seller and its consolidated Subsidiaries (i) have been maintained in all material respects in accordance with good business practices and (ii) are stated in reasonable detail and fairly reflect in all material respects the condition (financial or otherwise) of Seller and its consolidated Subsidiaries, and all transactions (including the disposition and acquisition of assets) entered into by Seller and each such Subsidiary to the extent required to permit the preparation of financial statements in accordance with GAAP.

        SECTION 4.22.    Imbalances; Certain Impairments.    To Seller's Knowledge, Schedule 4.22 sets forth all material gas imbalances affecting the Pipeline Systems to which the Pinnacle Constituent Parties and their Subsidiaries are subject as of December 31, 2002. To Seller's Knowledge, no condition exists affecting the operation of the Pipeline Systems which has not been disclosed to Buyer Parent and Buyers and which has materially impaired, or could reasonably be expected to materially impair, gas flows or the operations of the Pipeline Systems.

        SECTION 4.23.    Texas Railroad Commission and Other Regulatory Agencies.    Except as set forth in Schedule 4.23:

        (a)  All currently effective filings heretofore made by the Pinnacle Constituent Parties or any of their Subsidiaries with the Texas Railroad Commission, the Federal Energy Regulatory Commission ("FERC"), and all other federal, state and local agencies or commissions (collectively, the "Regulatory Agencies") were made in compliance with applicable Laws and the factual information contained therein was true and correct in all material respects as of the respective dates of such filings.

        (b)  The right of the Pinnacle Constituent Parties and any of their Subsidiaries to receive payment pursuant to any tariff, rate schedule or similar instrument filed with or subject to the jurisdiction of any Regulatory Agency has not been suspended, and none of Seller, the Pinnacle Constituent Parties or any Subsidiary of the Pinnacle Constituent Parties has received written notification questioning the validity of any such tariff, rate schedule or similar instrument which is material to the operations of the Pinnacle Constituent Parties and their Subsidiaries, taken as a whole, from any Regulatory Agency or customer.

        (c)  Neither the Pinnacle Constituent Parties, any Subsidiary thereof, nor any portion of the Assets is subject to the jurisdiction of FERC under the Natural Gas Act of 1938.

        SECTION 4.24.    Adjusted Consolidated Net Worth.    (a) Seller Parent has an Adjusted Consolidated Net Worth equal to or greater than $5,000,000.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER PARENT AND BUYERS

        Buyer Parent (to the extent that the representations and warranties set forth below specifically refer to Buyer Parent) and the Buyers (except to the extent that the representations and warranties set forth below are made by Buyer Parent) hereby represent and warrant to Seller and Seller Parent as follows:

        SECTION 5.1.    Organization; Power and Authority.    Buyer Parent is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Each Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Each MarkWest Constituent Party is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Texas. Each MarkWest Constituent Party has all

requisite partnership power and authority to own and operate its assets and properties and conduct its business and operations as presently being conducted and as proposed to be conducted after giving effect to the Merger.

        SECTION 5.2.    Authorizations; Execution and Validity.

        (a)  The execution and delivery of this Agreement by the Buyer Parent and the Buyers, the performance by the Buyer Parent and the Buyers of their respective obligations under this Agreement and the consummation by the Buyer Parent and Buyers of the transactions contemplated hereby have been duly authorized by all necessary partnership or limited liability company action (as the case may be) on the part of the Buyer Parent and the Buyers. This Agreement has been duly executed and delivered by each of Buyer Parent and Buyers, constitutes a valid and binding obligation of each of Buyer Parent and Buyers, enforceable against Buyer Parent and Buyers in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally or general principles of equity.

        (b)  Each MarkWest Constituent Party has all requisite partnership power and authority to execute, deliver and perform its obligations under the Plan of Merger and to consummate the transactions contemplated thereby. The execution and delivery of the Plan of Merger by each MarkWest Constituent Party, the performance by each MarkWest Constituent Party of its obligations thereunder and the consummation by each MarkWest Constituent Party of the transactions contemplated thereby have been duly and validly authorized by all necessary partnership action on the part of each MarkWest Constituent Party. Upon the execution thereof in accordance with Section 2.1, the Plan of Merger will be validly executed and delivered by each MarkWest Constituent Party and will constitute a valid and binding obligation of each MarkWest Constituent Party, enforceable against each MarkWest Constituent Party in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditors' rights generally or general principles of equity.

        SECTION 5.3.    No Conflicts; Consents.

        (a)  None of the execution and delivery by Buyer Parent or Buyers of this Agreement, the performance by Buyer Parent or Buyers of their obligations under this Agreement or the consummation by Buyer Parent or Buyers of the transactions contemplated hereby will (i) violate any Law, except as could not reasonably be expected to materially adversely affect the ability of Buyer Parent or Buyers to perform their obligations under and consummate the transactions contemplated by this Agreement, (ii) violate the certificate of limited partnership or partnership agreement of Buyer Parent or the certificate of formation or limited liability company agreement of Buyers, (iii) violate any Order to which Buyer Parent or Buyers are parties or by which they are bound, except as could not reasonably be expected to materially adversely affect the ability of Buyer Parent or Buyers to perform their obligations under and consummate the transactions contemplated by this Agreement, (iv) require any consent from or filing with any Governmental Authority, or any consent from any other Person, except as could not reasonably be expected to adversely affect the ability of Buyer Parent or Buyers to perform their obligations under and consummate the transactions contemplated by this Agreement, or (v) violate or breach any Contract of Buyer Parent or Buyers, except as could not reasonably be expected to adversely affect the ability of Buyer Parent or Buyers to perform their obligations under and consummate the transactions contemplated by this Agreement.

        (b)  None of the execution and delivery by the MarkWest Constituent Parties of the Plan of Merger, the performance by the MarkWest Constituent Parties of their obligations under the Plan of Merger or the consummation by the MarkWest Constituent Parties of the transactions contemplated thereby will (i) violate any Law, except as could not reasonably be expected to materially adversely affect the ability of the MarkWest Constituent Parties to perform their obligations under and consummate the transactions contemplated by the Plan of Merger, (ii) violate the certificate of limited partnership or partnership agreement of the MarkWest Constituent Parties, (iii) violate any Order to which the MarkWest Constituent Parties are parties or by which they are bound, except as could not reasonably be expected to materially adversely affect the ability of the MarkWest Constituent Parties to perform their obligations under and consummate the transactions contemplated by the Plan of Merger, (iv) require any consent from or filing with any Governmental Authority, or any consent from any other Person, except as could not reasonably be expected to adversely affect the ability of the MarkWest Constituent Parties to perform their obligations under and consummate the transactions contemplated by the Plan of Merger, or (v) violate or breach any Contract of the MarkWest Constituent Parties, except as could not reasonably be expected to adversely affect the ability of the MarkWest Constituent Parties to perform their obligations under and consummate the transactions contemplated by the Plan of Merger.

        SECTION 5.4.    Litigation.    There are no Legal Proceedings pending against Buyer Parent or Buyers or, to Buyers' Knowledge, threatened (i) that question the validity of this Agreement or any action taken or to be taken by Buyer Parent or Buyers in connection herewith, or which seek to enjoin or obtain monetary damages in respect of, this Agreement or the consummation by Buyer Parent or Buyers of the transactions contemplated hereby or (ii) that, if adversely determined, would adversely affect in any material respect the ability of Buyer Parent or Buyers to perform their obligations under and consummate the transactions contemplated by this Agreement.

        SECTION 5.5.    Access to Documents; Opportunity to Ask Questions.    Each of Seller Parent and Seller has made available for inspection by Buyer Parent and Buyers and their Representatives the corporate records, books of account, Contracts and other documents relating to the business, operations and affairs of Seller, the Pinnacle Constituent Parties and the Subsidiaries of the Pinnacle Constituent Parties requested by Buyer Parent or Buyers. All access and information was provided subject to, and remains subject to, the terms and conditions of the Buyer Parent Confidentiality Agreement.

        SECTION 5.6.    Investment Intent; Sophisticated Buyers.    Each of Buyer Parent and Buyers (a) is an informed sophisticated entity with sufficient knowledge and experience in investment and financial matters so as to be capable of evaluating the risks and merits of consummating the transactions contemplated by this Agreement, (b) acknowledges that the consummation of such transactions is consistent with its general investment objectives, (c) understands that such transactions involve a high degree of risk, (d) is financially able to bear the risks associated with such transactions, (e) has had an opportunity to discuss the business, management and financial affairs of Seller, the Pinnacle Constituent Parties and the Subsidiaries of the Pinnacle Constituent Parties with Seller and the management of Seller and the Pinnacle Constituent Parties and, in entering into this Agreement, is relying upon the representations, warranties and other terms and provisions of this Agreement and on the informed conclusions of its own investigations of such businesses.

        SECTION 5.7.    Financing.    The MarkWest Constituent Parties will have sufficient funds with which to pay the Purchase Price and consummate the transactions contemplated by this Agreement. At Closing, the Merger Cash Balance will be free and clear of any Liens, claims or encumbrances, other than the rights of the MLP Lender Parties under the Escrow Agreement.

        SECTION 5.8.    Fees.    None of Buyer Parent and Buyers, or any of their respective Affiliates, officers, directors or employees have paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

ARTICLE VI.
COVENANTS OF SELLER PARENT AND SELLER

        Each of Seller Parent and Seller hereby covenants and agrees, as applicable, that:

        SECTION 6.1.    Conduct of Business.    From the date hereof until the Closing Date, Seller Parent and Seller shall use their reasonable best efforts to cause the Pinnacle Constituent Parties and their Subsidiaries to, unless Buyer Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) or except as otherwise specifically contemplated by this Agreement:

        (a)  operate, and cause their Subsidiaries to operate, only in the usual, regular and ordinary manner consistent with past practice, and use its commercially reasonable efforts to preserve its present business operations, organization and goodwill;

        (b)  maintain, and cause the consolidated Subsidiaries of Seller to maintain, books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years, and not change any of its accounting principles, except as required by GAAP;

        (c)  comply, and cause their Subsidiaries to comply, in all material respects with all applicable Laws to which they are subject;

        (d)  not incur any indebtedness for borrowed money, other than interest accrued under the terms of the Bank Credit Facility;

        (e)  not enter into, and cause their Subsidiaries not to enter into, any merger or consolidation with any Person and not engage in, and cause their Subsidiaries not to engage in, any new business, or make a loan, advance or capital contribution to any Person, in each case, except as contemplated by this Agreement;

        (f)    not amend or modify their articles of incorporation or bylaws and cause their Subsidiaries not to amend or modify their organizational documents;

        (g)  not issue or sell any Equity Securities or other equity securities nor enter into any obligation convertible into or exchangeable for any of its Equity Securities or other equity securities and cause their Subsidiaries not to incur any obligations to issue or sell any Equity Securities or other equity securities to any Person other than one of the Pinnacle Constituent Parties or one of their wholly owned Subsidiaries or enter into any obligation convertible into or exchangeable for any of its Equity Securities or other equity securities nor make any changes (by split-up, combination, reorganization or otherwise) in their capitalization or the capitalization of their Subsidiaries;

        (h)  not pay, declare or set aside for payment any dividend or make or agree to make any distribution in respect of their Equity Securities or other securities or the Equity Securities or other securities of their Subsidiaries or rights or obligations convertible into or exchangeable for any shares of such Equity Securities or other securities or obligations convertible into such, or any options, warrants or other rights to purchase or subscribe to any of the foregoing;

        (i)    not make, and cause their Subsidiaries to not make, any other payments to Seller or Seller Parent or their Affiliates, other than to the Pinnacle Constituent Parties and their Subsidiaries (whether in respect of intercompany obligations or otherwise), except in the ordinary course of business (it being understood that, upon request by Buyer Parent from time to time, Seller shall provide to Buyer Parent a schedule setting forth any such payments made in the ordinary course of business);

        (j)    waive, compromise or settle any right or Claim relating to the Pinnacle Constituent Parties or any of their Subsidiaries or the Assets in an amount in excess of $10,000;

        (k)  modify, amend or terminate any Material Contracts, other than renewals of such Contracts in accordance with their terms;

        (l)    mortgage, pledge, lease, encumber, sell or otherwise dispose of any material Assets, except that this provision shall not prohibit the creation or existence of Permitted Encumbrances or the sale or other disposition of assets in the ordinary course of business;

        (m)  not agree to take any action or actions prohibited by any of the foregoing clauses (a) through (l).

        In addition, if at any time after December 31, 2002, the Pinnacle Constituent Entities have paid any dividends or made any distributions to Seller or any of its Affiliates (other than any other Pinnacle Constituent Entities) or have incurred or paid any indebtedness for borrowed money other than indebtedness arising under the terms of the Bank Credit Facility, Seller shall be obligated, upon request by Buyer Parent at any time on or after the Closing Date, to pay or reimburse the MarkWest Constituent Entities for the full amount of such dividends, distributions or indebtedness. Since December 31, 2002, the Pinnacle Constituent Parties have not taken any action which, if taken after the date hereof, would violate the covenant set forth in paragraph (l) above.

        SECTION 6.2.    Further Actions.    Each of Seller Parent and Seller shall execute and deliver such instruments and take such other actions as may reasonably be required to (a) carry out the intent of this Agreement and (b) consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, (i) if the Secretary of State of the State of Texas does not issue a certificate of merger upon submission of the Articles of Merger, whether due to any failure of the Articles of Merger or Plan of Merger to comply with applicable law or for any other reason, Seller shall promptly take all action required to cause the Pinnacle Constituent Parties to correct such failure through the filing of amended Articles of Merger or otherwise and (ii) at the request of the MarkWest Constituent Parties, Seller shall cooperate with the MarkWest Constituent Companies in taking any reasonable action required to complete or perfect the transfer of any bank accounts or certificates of deposit in the name of the Pinnacle Constituent Parties to the MarkWest Constituent Parties.

        SECTION 6.3.    Access to Certain Books of Account and Other Records.    In connection with any audit of the financial statements of the MarkWest Constituent Parties or their predecessors for periods prior to the Effective Time, Seller shall allow Buyer Parent and its agents access to all books of account and other financial records of Seller as are reasonably requested by Buyer Parent in order to facilitate such audit.

        SECTION 6.4.    Maintenance of Adjusted Consolidated Net Worth.    Seller Parent shall maintain for a period of 12 months following Closing an Adjusted Consolidated Net Worth of not less than $5,000,000. In addition, if Buyers make any claims for indemnification under this Agreement prior to the expiration of 12 months following Closing, then Seller Parent shall maintain an Adjusted Consolidated Net Worth (or, if Seller Parent so elects, an amount in cash invested in U.S. government securities or certificates of deposit issued by a bank or other financial institution that is specifically reserved for such claims) equal to the lesser of (i) $5,000,000 or (ii) the amount of the reasonable claims for indemnification made by Buyers prior to the expiration of 12 months following Closing in accordance with the terms of Article XI, subject to the limitations set forth in Section 11.4, until such time as such claims are fully and finally resolved and discharged. At the time Buyers make any claim for indemnification referred to above, Buyers shall provide to Seller Parent a reasonably detailed explanation of the basis for their claims, together with such supporting documentation as is required to evidence that their claims are reasonable. As used herein, "Adjusted Consolidated Net Worth" shall mean, at any particular date, the sum of (i) the amount obtained by subtracting Consolidated Liabilities from the Consolidated Assets and (ii) the total amount of capital contributions that the general partner of Seller Parent is entitled to call from the partners of Seller Parent from time to time pursuant to subclause (D) of Section 7.2(a) of the Amended and Restated Limited Partnership Agreement of Seller Parent, dated as of January 1, 1999, as amended from time to time, in order to satisfy indemnification claims asserted by Buyers pursuant to this Agreement. "Consolidated Liabilities" shall mean, at any particular date, the sum, after eliminating inter-company items, of all liabilities (including, without limitation, deferred taxes, minority interests and claims asserted by third parties against Seller Parent or any of its consolidated subsidiaries or respective properties or assets) of Seller Parent and its consolidated subsidiaries at such date, determined on a consolidated basis in accordance with GAAP consistently applied. "Consolidated Assets" shall mean, at any particular date, the sum, after eliminating inter-company items, of all assets of Seller Parent and its consolidated subsidiaries at such date, determined on a consolidated basis in accordance with GAAP consistently applied. Nothing contained in this Section 6.3 shall limit or otherwise modify the obligations of Seller and Seller Parent pursuant to Article XI.

        SECTION 6.5.    Transfer of Stock of Alabama Pinnacle.    Prior to the Closing Date, Seller shall cause Pinnacle to transfer (by way of dividend or otherwise) all of the outstanding Equity Securities of Alabama Pinnacle to Seller.

ARTICLE VII.
COVENANTS OF BUYER PARENT AND BUYERS

        Buyer Parent and Buyers hereby covenant and agree (as applicable) that:

        SECTION 7.1.    Further Actions.    Each of Buyer Parent and Buyers agrees to execute and deliver such instruments and take such other actions as may reasonably be required to (a) carry out the intent of this Agreement and (b) consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, if the Secretary of State of the State of Texas does not issue a certificate of merger upon submission of the Articles of Merger, whether due to any failure of the Articles of Merger or Plan of Merger to comply with applicable law or for any other reason, the Buyers shall promptly take all action required to cause the MarkWest Constituent Parties to correct such failure through the filing of amended Articles of Merger or otherwise.

        SECTION 7.2.    Due Diligence Notice.    At the Closing, Buyer Parent and Buyers shall deliver to Seller a written notice identifying any fact within Buyers' Knowledge, whether as a result of their due diligence investigation in connection with the transactions contemplated by this Agreement or otherwise, that causes a representation or warranty of Seller Parent or Seller contained in this Agreement not to be true and correct as of a date and to the extent required to be true and correct hereunder. If Buyer Parent or Buyers fail to comply with the provisions of this Section 7.2, the fact that is within Buyers' Knowledge, but is not disclosed by Buyer Parent or Buyers shall be deemed to have been disclosed by Seller and Seller Parent to the Buyer Parent and Buyers as a qualification to the applicable representations and warranties of Seller Parent and Seller, and none of Buyer Parent and Buyers shall be entitled to assert any claim as a result of or in connection with the failure of Seller Parent or Seller to disclose the same (whether pursuant to Article XI or otherwise), it being understood that any such claim is hereby irrevocably waived by each of Buyer Parent and Buyers.

        SECTION 7.3.    Return of Information.    In the event of termination of this Agreement, Buyer Parent and Buyers will return or cause to be returned to Seller Parent and Seller all documents and other materials obtained from, or on behalf of, Seller Parent or Seller in connection with the transactions contemplated hereby and will keep confidential any such information, all in accordance with the provisions of the Buyer Parent Confidentiality Agreement.

        SECTION 7.4.    Seller Parent's Access to Documents; Preservation of Books and Records.

        (a)  For a period of seven years from the Closing Date, (i) Buyer Parent and Buyers shall not, and shall cause their Affiliates not to, dispose of or destroy any of the books and records of the Buyers or their Subsidiaries relating to periods prior to the Closing ("Books and Records") without first offering to turn over possession thereof to Seller Parent by written notice to Seller Parent at least 90 days prior to the proposed date of such disposition or destruction, (ii) Buyer Parent and Buyers shall, and shall cause their Affiliates to, allow Seller Parent and its agents access to all Books and Records or any other documents (provided, however, that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of the business of the Buyers or their Subsidiaries) and (iii) Buyer Parent and Buyers shall, and shall cause their Affiliates to, make available to Seller Parent upon written request (1) the personnel of Buyer Parent and Buyers and their Subsidiaries to assist Seller Parent in locating and obtaining any Books and Records or other documents and (2) any of the personnel of Buyer Parent and Buyers or their Subsidiaries whose assistance or participation is reasonably required by Seller Parent or any of its Affiliates in anticipation of, or preparation for, existing or future Legal Proceeding or other matters in which Seller Parent or its Affiliates is or becomes involved (other than a Legal Proceeding between Seller Parent or Seller on the one hand and Buyer Parent or Buyers on the other hand).

        (b)  The seven-year period referred to in Section 7.4(a) shall be extended in the event that Seller Parent advises Buyer Parent in writing that any Legal Proceeding or investigation is pending or threatened at the termination of such seven-year period and such extension shall continue until any such Legal Proceeding or investigation has been settled through judgment or otherwise and/or is no longer pending or threatened.

        SECTION 7.5.    Buyer Consents.    The Buyers shall, and Buyer Parent shall cause the Buyers to, use commercially reasonable efforts to obtain all necessary Buyer Consents.

        SECTION 7.6.    Exclusive Representations.    EACH OF BUYER PARENT AND BUYERS EXPRESSLY ACKNOWLEDGES AND AGREES THAT NEITHER SELLER NOR SELLER PARENT HAS MADE OR SHALL BE DEEMED TO HAVE MADE TO BUYER PARENT OR ANY BUYER ANY REPRESENTATION OR WARRANTY THAT WILL SURVIVE THE CLOSING OTHER THAN THOSE EXPRESSLY MADE BY SELLER PARENT AND SELLER IN ARTICLE IV.

ARTICLE VIII.
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER PARENT AND BUYERS

        The obligation of Buyer Parent and Buyers to consummate the transactions contemplated hereby on the Closing Date is subject to the satisfaction of the following conditions at or prior to the Closing:

        SECTION 8.1.    Officer's Certificate.    Buyers shall have received a certificate from Seller Parent and Seller to the effect that (i) each of the representations and warranties of Seller Parent and Seller contained herein is true and correct in all material respects, in each case at and as of the Closing Date as if made at and as of the Closing Date (except for the representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), and (ii) Seller Parent and Seller have performed and complied, in all material respects, with the covenants and provisions in this Agreement required herein to be performed or complied with by them between the date hereof and the Closing Date.

        SECTION 8.2.    No Order.    No Order shall be in effect prohibiting, enjoining or restraining the consummation of the transactions contemplated in this Agreement.

        SECTION 8.3.    Escrow Agreement.    Each of Seller, Seller Parent, the Pinnacle Constituent Parties, Union Bank of California, N.A. and the Escrow Agent shall have executed and delivered the Escrow Agreement.

ARTICLE IX.
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER AND SELLER PARENT

        The obligation of Seller Parent and Seller to consummate the transactions contemplated hereby on the Closing Date is subject to the satisfaction of the following conditions at or prior to the Closing:

        SECTION 9.1.    Accuracy of Representations and Warranties.    Each of the representations and warranties of Buyer Parent and Buyers contained herein shall be true and correct in all material respects, in each case at and as of the Closing Date as if made at and as of the Closing Date (except for the representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period).

        SECTION 9.2.    Performance of Covenants.    Buyer Parent and Buyers shall have performed and complied, in all material respects, with the covenants and provisions in this Agreement required herein to be performed or complied with by them between the date hereof and the Closing Date.

        SECTION 9.3.    Officer's Certificate.    Sellers shall have received a certificate from Buyer Parent and Buyers to the effect set forth in Sections 9.1 and 9.2 hereof, dated the Closing Date, signed by a duly authorized officer thereof.

        SECTION 9.4.    No Order.    No Order shall be in effect prohibiting, enjoining or restraining the consummation of the transactions contemplated hereby.

        SECTION 9.5.    Delivery of Purchase Price.    The Buyers shall have paid the Purchase Price to the Persons and in the manner set forth in Section 2.5.

        SECTION 9.6.    Escrow Agreement.    Each of Buyers, Buyer Parent, the MarkWest Constituent Parties, Royal Bank of Canada and the Escrow Agent shall have executed and delivered the Escrow Agreement.

ARTICLE X.
TERMINATION

        SECTION 10.1.    Termination of Agreement.    Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated hereby, may be terminated at any time before the Closing Date, as follows:

        (a)  Mutual Consent. By mutual written consent of Seller and Buyer Parent;

        (b)  Expiration Date. By Seller or Buyer Parent, if the Closing (which solely for purposes of this paragraph (b) shall be deemed to have occurred upon the submission of the Articles of Merger to the Secretary of State of the State of Texas) shall not have occurred prior to or on April 5, 2003 (which date may be extended in writing by the mutual agreement of Seller and Buyer Parent); provided that, no party may terminate this Agreement pursuant to this subsection (b) if the failure of the Closing to occur on or before such date is attributable to any significant extent to the breach by such party or any of its Affiliates of any covenant or obligation of such party or any such Affiliate contained in this Agreement;

        (c)  Consummation Prohibited. By Seller or Buyer Parent, if consummation of the transactions contemplated hereby would violate any non-appealable final Order of a Governmental Authority having competent jurisdiction.

        SECTION 10.2.    Effect of Termination.    If this Agreement shall be terminated pursuant to Section 10.1, all further obligations of the parties to this Agreement shall terminate without further liability of any party to another except for obligations under this Section 10.2 and Sections 12.1, 12.5, 12.7, 12.8, 12.9, 12.10, 12.11 and 12.12 and each party shall pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel; provided, however, that (i) the obligations of Buyer Parent under the Buyer Parent Confidentiality Agreement shall survive any such termination and (ii) nothing herein shall relieve a breaching or defaulting party for liability arising from any breach or default by it hereunder.

ARTICLE XI.
INDEMNIFICATION

        SECTION 11.1.    Seller Indemnification.    Subject to the limitations set forth in Section 11.4, from and after the Closing Date, Seller Parent and Seller, jointly and severally, hereby agree to indemnify and hold Buyer Parent and Buyers and their Subsidiaries and each of their officers, directors, partners, members, employees and agents (the "Buyer Group"), harmless from and against any and all Claims, judgments, causes of action, liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (collectively, "Losses") arising out of, based upon, attributable to or resulting from (a) any breach of any representation or warranty of Seller Parent or Seller contained in Article IV or (b) any breach of any agreement or covenant on the part of Seller Parent or Seller contained in this Agreement. Notwithstanding the foregoing, neither Seller nor Seller Parent shall have any liability or obligation under this Agreement (i) with respect to the breach of any representation, warranty, covenant or agreement contained that relates to business, operations, properties, assets, liabilities, financial condition or results of operations of Alabama Pinnacle (other than as based upon a failure to comply with Section 6.5) or (ii) with respect to the breach of any representation, warranty, covenant or agreement contained in this Agreement that relates to the Excluded Assets or the business, operations, liabilities, financial condition or results of operations of the Pinnacle Constituent Parties in connection therewith.

        SECTION 11.2.    Buyer Indemnification.    Subject to the limitations set forth in Section 11.4, from and after the Closing Date, Buyer Parent and Buyers, jointly and severally, hereby agree to indemnify and hold Seller Parent, Seller, the Subsidiaries of Seller and each of their officers, directors, partners, employees and agents (the "Seller Group"), harmless from and against any and all Losses arising out of, based upon, attributable to or resulting from (a) any breach of any representation or warranty of Buyer Parent or Buyers contained in this Agreement or (b) any breach of any agreement or covenant on the part of Buyer Parent or Buyers contained in this Agreement.

        SECTION 11.3.    Indemnification Procedures.    If any third party asserts any Claim against a party to this Agreement that, if successful, would entitle the party to indemnification under this Article XI or Section 12.2 (the "Indemnified Party"), it shall give notice of such Claim to the party from whom it intends to seek indemnification (the "Indemnifying Party") and the Indemnifying Party shall have the right to assume the defense of such Claim at its expense; provided, the failure to so notify the Indemnifying Party will relieve the Indemnifying Party from any liability that the Indemnifying Party may have hereunder with respect to such Claim if, but only if, and only the extent that, such failure to so notify the Indemnifying Party results in loss or damage to the Indemnifying Party or the forfeiture by the Indemnifying Party of substantial rights or defenses otherwise available to the Indemnifying Party with respect to such Claim. If the Indemnifying Party does assume such defense, it shall indemnify and hold the Indemnified Party harmless from and against any and all Losses caused by or arising out of any settlement entered into with its consent or judgment entered with respect to such Claim. If the Indemnifying Party fails to assume the defense and obtain counsel reasonably satisfactory to the Indemnified Party, in either case in a timely manner, then the Indemnified Party may employ counsel to represent or defend it in any such action or proceeding and the Indemnifying Party will pay the fees and disbursements of such counsel. If the Indemnifying Party does assume the defense of a Claim, the Indemnified Party shall have the right to participate in the defense of such Claim at its expense. If the

Indemnified Party retains its own counsel, either at the expense of the Indemnifying Party or at its own expense, the Indemnifying Party shall cooperate in providing information to and consulting with the Indemnified Party about the Claim. Notwithstanding anything to the contrary contained herein, in no event shall the Indemnified Party consent to the entry of judgment or enter into any settlement with respect to a Claim for which it is seeking indemnification without the prior written consent of the Indemnifying Party.

        SECTION 11.4.    Limits on Indemnification.    Notwithstanding anything to the contrary contained in this Agreement:

        (a)  Seller Parent and Seller shall not have any obligation to provide indemnification for Losses pursuant to Section 11.1 arising out of or related to breaches of representations and warranties except to the extent that the aggregate amount of all such Losses pursuant to such Section exceeds $450,000 (the "Basket Amount"), in which case Seller Parent and Seller shall be liable to the Buyer Group only for such Losses in excess of the Basket Amount; provided, however that for purposes of determining the amount of any Losses or whether any party to this Agreement is obligated to provide indemnification against any Losses hereunder, the representations and warranties of the parties contained in this Agreement shall be construed as if they were not qualified by any reference to materiality or the existence or absence of any Material Adverse Effect (other than the references contained in Sections 4.6, 4.16 and 4.22 and any defined terms used in such provisions), it being understood that all representations and warranties of the parties shall in any event be deemed qualified by any reference to materiality that is used as a means of specifying list of Contracts, instruments, obligations or other items required to be set forth in a Schedule to this Agreement. The maximum obligation of Seller Parent and Seller to provide indemnification for all Losses pursuant to Section 11.1 arising out of or related to breaches of representations and warranties shall be limited to an aggregate amount equal to 25% of the Purchase Price.

        (b)  Buyer Parent and Buyers shall not have any obligation to provide indemnification for Losses pursuant to Section 11.2 arising out of or related to breaches of representations and warranties except to the extent that the aggregate amount of all such Losses pursuant to such Section exceeds the Basket Amount, in which case Buyer Parent and Buyers shall be liable to the Seller Group only for such Losses in excess of the Basket Amount. Buyer Parent and Buyers shall be obligated to provide indemnification for all Losses arising out of or related to the breach of any covenant or agreement of Buyer Parent or Buyers. The maximum obligation of Buyer Parent and Buyers to provide indemnification for Losses pursuant to Section 11.2 arising out of or related to breaches of representations and warranties shall be limited to an aggregate amount equal to 25% of the Purchase Price.

        (c)  The representations and warranties of Seller Parent and Seller on the one hand and Buyer or Buyer Parent on the other contained in this Agreement, and rights to indemnification in respect thereof, shall survive the Closing and continue in effect (i) in the case of all representations and warranties other than those set forth in Sections 4.2, 4.3(a) (solely as to clause (ii) thereof) or (b) (solely as to clause (ii) thereof) and 4.10, until eighteen months after the Closing Date, (ii) in the case of the representations and warranties set forth in Section 4.10, until the second anniversary of the Closing Date and (iii) in the case of all representations and warranties set forth in Sections 4.2, 4.3(b) and 12.2(a), until the expiration of the statute of limitations applicable to the matters covered by such representations and warranties.

        (d)  From and after the Closing, the indemnification provisions of this Article XI shall be the sole and exclusive remedy for any Losses or Claims for which the indemnity is given and (to the fullest extent permitted by law) in respect of any inaccuracy or omission in any documents or other information furnished to Buyer or Buyer Parent in connection with this Agreement or the transactions contemplated hereby and for any breaches of covenants and agreements under this Agreement occurring prior to the Closing.

ARTICLE XII.
GENERAL

        SECTION 12.1.    Amendments.    This Agreement may only be amended by an instrument in writing executed by each of the parties hereto.

        SECTION 12.2.    Tax Covenants and Agreements.

        (a)  Tax Representations. Except as disclosed on Schedule 12.2, (i) all U.S. federal, and all material state, local, and foreign, Tax Returns required to be filed by or with respect to Seller and the members of the Pinnacle Constituent Parties (collectively, the "PNG Group") as of the date hereof have been properly prepared and timely filed, (ii) all U.S. federal, and all material state, local, and foreign, Taxes owed by members of the PNG Group which are due and payable have been timely paid in full, (iii) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax, (iv) all Tax collection, withholding and deposit or remittance requirements imposed on or with respect to the members of the PNG Group have been satisfied in full in all respects, (v) there are no mortgages, pledges, Liens, encumbrances, charges or other security interests on any of the assets of the members of the PNG Group that arose in connection with any failure (or alleged failure) to pay any Tax; (vi) there is no claim against members of the PNG Group for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing, or to the Seller's Knowledge, with respect to any Tax Return of or with respect to any of the members of the PNG Group, and (vii) there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the members of the PNG Group or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the members of the PNG Group.

        (b)  Tax Indemnification by Seller and Seller Parent. Seller and Seller Parent shall be jointly and severally liable for, shall pay and shall protect, defend, indemnify and hold harmless Buyer, Buyer Parent and the Buyer Group from and against any and all Taxes (excluding any Assumed Taxes), together with any reasonable out-of-pocket costs and expenses, including reasonable expenses of investigation and attorneys' and accountants' fees and expenses arising out of or incident to the determination, assessment or collection of such Taxes (collectively, "Tax Losses"), (i) imposed upon any of the members of the PNG Group or their respective assets, properties or operations (including, without limitation, pursuant to Treas. Reg. § 1.1502-6 or any analogous state, local or foreign law or regulation or as a transferee, successor, custodian, by contract or otherwise) or (ii) arising out of or attributable to any breach of Seller or Seller Parent's representations and warranties set forth in Section 12.2(a).

        (c)  Tax Indemnification by Buyer and Buyer Parent. Buyer and Buyer Parent shall be jointly and severally liable for, shall pay and shall protect, defend, indemnify and hold harmless Seller, Seller Parent and the Seller Group from and against any and all Assumed Taxes.

        (d)  Survival and Limitation on Indemnification. Anything to the contrary in this Agreement notwithstanding, (i) the representations, warranties, covenants, agreements, rights and obligations of the parties hereto with respect to any Tax matter covered by this Agreement shall survive the Closing and shall not terminate until 30 days after the expiration of the statute of limitations (including extensions) applicable to such Tax matter, (ii) any obligation of Seller and Seller Parent to provide indemnification for Tax Losses described in 12.2(b)(i), and any obligation of Buyer and Buyer Parent to provide indemnification for Assumed Taxes pursuant to Section 12.2(c), shall not be subject to the limitations set forth in Section 11.4, and (iii) any obligation of Seller and Seller Parent to provide indemnification for Tax Losses arising out of or attributable to any breach of Seller or Seller Parent's representations and warranties set forth in Section 12.2(a) shall be subject to the limitations set forth in Section 11.4, except to the extent such Tax Losses are also described in 12.2(b)(i).

        SECTION 12.3.    Guaranties of Seller.    Pursuant to that certain Lateral Construction and Transportation Services Contract entered into January 31, 2001 (the "RNPP Contract"), between Rio Nogales Power Project, L.P. ("RNPP"), and PNG Utility, Seller provided a guaranty to RNPP guarantying the obligations of PNG Utility arising under the RNPP Contract; and pursuant to that certain Lateral Construction an Connection Agreement dated September 1, 1999 (the "SEI Contract"), between PNG Utility and SEI Texas, L.P., ("SEI"), Seller provided a guaranty to SEI guarantying the obligations of PNG Utility arising under the SEI Contract, (collectively the foregoing guaranties are referred to as the "Seller Guaranties"). With respect to the Seller Guaranties, the parties acknowledge that Seller will remain the guarantor on the Seller Guaranties until such time as Seller is released from its obligations pursuant to paragraph (c) below, and therefore Buyer Parent and Buyers, Seller and Seller Parent agree as follows:

        (a)  Following the Closing, Buyer Parent agrees to cause the performance of the obligations guaranteed by the Seller Guaranties that arise after the Closing, as though Buyer Parent were the original guarantor under the Seller Guaranties, and each of Buyer Parent and Buyers, jointly and severally, agree to indemnify and hold Seller Parent, Seller and the Pinnacle Constituent Parties harmless from and against all Losses arising as a result of the enforcement by RNPP or SEI, as applicable, of the Seller Guaranties.

        (b)  Following the Closing, Seller agrees that it will not, Seller Parent shall cause Seller not to, take any action, directly or indirectly, to reject, disaffirm or invalidate the Seller Guaranties, nor take the position that Seller Corporation has no obligations or responsibilities to RNPP or SEI, as applicable, under the Seller Guaranties; provided, however, that the foregoing obligations of Seller Parent and Seller shall terminate and cease to be of any further force or effect if (i) Buyer Parent or Buyers fail to observe or comply with any material obligation provided for in paragraph (a) above and such failure continues for a period of 30 days or (ii) Buyer Parent or Buyers take any action, directly or indirectly, to reject, disaffirm or invalidate their obligations under paragraph (a) above.

        (c)  Following the Closing, Buyer and Buyer Parent shall use their reasonable efforts (including by offering the general credit of Buyer Parent and its subsidiaries) to secure the agreement of RNPP and SEI to substitute the credit of Buyer or Buyer Parent for the credit of Seller under the Seller Guaranties and to obtain a full and unconditional release of Seller from all liability under the Seller Guaranties. Buyer and Buyer Parent shall endeavor to secure the agreement and release described above within six months after the Closing Date.

        SECTION 12.4.    Waivers.    The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in a writing signed by the party entitled to enforce such term and against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.

        SECTION 12.5.    Notices.    Any notices or other communications required or permitted hereunder shall be in writing and shall be sufficiently given (and shall be deemed to have been duly given upon receipt) if sent by overnight mail, registered mail or certified mail, postage prepaid, or by hand, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a)  If to Seller Parent or Seller, to:

    Energy Spectrum Partners LP
    5956 Sherry Lane
    Suite 900
    Dallas, Texas 75225
    Attn: Glen C. Carson
    Facs.: (214) 987-6110

    With a copy (which shall not constitute effective notice) to:

    Baker Botts L.L.P.
    2001 Ross Avenue
    Dallas, Texas 75201
    Attn: Geoffrey L. Newton
    Facs.: (214) 953-6503

        (b)  If to Buyer Parent or Buyers, to:

    MarkWest Energy Partners, L.P.
    155 Inverness Drive West, Suite 200
    Englewood, Colorado 80112
    Attn: John C. Mollenkopf
    Facs.: (303) 290-8769

        SECTION 12.6.    Successors and Assigns; Parties in Interest.    This Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned without the written consent of the other parties; provided, that the Buyers may assign this Agreement and its rights and obligations hereunder to one or more Affiliates of Buyer Parent without the written consent of Seller Parent, but in the event of any assignment each of Buyer Parent and Buyers shall remain directly liable and responsible for the payment and performance of all obligations under this Agreement (as fully and to the same extent as if such assignment had not occurred). Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto and their respective successors, legal representatives and permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, and no Person shall be deemed a third party beneficiary under or by reason of this Agreement.

        SECTION 12.7.    Severability.    If any provision of this Agreement or the application of any such provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the same objective.

        SECTION 12.8.    Entire Agreement.    This Agreement (including the Exhibits and Schedules hereto, and the documents and instruments executed and delivered in connection herewith) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, among the parties or any of them with respect to the subject matter hereof, and there are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Agreement and the documents and instruments executed and delivered in connection herewith; provided, however, that the Buyer Parent Confidentiality Agreement shall remain in full force and effect according to its terms and shall survive and remain in full force and effect in the event this Agreement is terminated. All Schedules attached to this Agreement (including any attachments thereto) are expressly made a part of, and incorporated by reference into, this Agreement.

        SECTION 12.9.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Texas for contracts made and to be fully performed in such state, without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction.

        SECTION 12.10.    Remedies.    Each of the parties hereto acknowledges and agrees that (i) the provisions of this Agreement are reasonable and necessary to protect the proper and legitimate interests of the other parties hereto and (ii) the other parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek preliminary and permanent injunctive relief to prevent breaches of the provisions of this Agreement by other parties hereto without the necessity of proving actual damages or of posting any bond, and to enforce specifically the terms and provisions hereof and thereof, which rights shall be cumulative and in addition to any other remedy to which the parties hereto may be entitled hereunder or at law or equity.

        SECTION 12.11.    Arbitration.    Seller Parent, Seller and Buyer Parent and Buyers agree that from and after the Closing all disputes, controversies or claims that may arise out of the transactions contemplated by this Agreement, or the breach, termination or invalidity thereof, shall be submitted to, and determined by, binding arbitration in accordance with the following procedures:

          (i)    Either Buyer Parent or Seller Parent may submit a dispute, controversy or claim to arbitration by giving the other party written notice to such effect, which notice shall describe, in reasonable detail, the facts and legal grounds forming the basis for the filing party's request for relief. The arbitration shall be held before one neutral arbitrator in Dallas, Texas.

          (ii)  Within 30 days after the other party's receipt of such demand, Buyer Parent and Seller Parent shall mutually determine who the arbitrator will be. If the parties are unable to agree on the arbitrator within that time period, the arbitrator shall be selected by the American Arbitration Association ("AAA"). In any event, the arbitrator shall have a background in, and knowledge of, transactions in the oil and gas industry and shall otherwise be an appropriate person based on the nature of the dispute. If a person with experience in such matters is not available, the arbitrator shall be chosen from the retired federal judges pool.

          (iii)  The arbitration shall be governed by the Commercial Arbitration Rules of the AAA, except as otherwise expressly provided in this Section 12.11. However, the arbitration shall be administered by any organization mutually agreed to in writing by the parties. If the parties are unable to agree on the organization to administer the arbitration, it shall be administered by the AAA.

          (iv)  Discovery shall be limited to the request for and production of documents, depositions and interrogatories. Interrogatories shall be allowed only as to the names, last known addresses and telephone numbers of all persons having knowledge of facts relevant to the dispute and a brief description of that person's knowledge and the names, addresses and telephone numbers of any experts who may be called as an expert witness or who have been used for consultation. All discovery shall be guided by the Federal Rules of Civil Procedure. All issues concerning discovery upon which the parties cannot agree shall be submitted to the arbitrator for determination.

          (v)  In rendering an award, the arbitrator shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of Delaware.

          (vi)  The decision of, and award rendered by, the arbitrator shall be determined no more than 30 days after the selection of the arbitrator and shall be final and binding on the parties and shall not be subject to appeal. Judgment on the award may be entered in and enforced by any court of competent jurisdiction.

          (vii) Each party shall bear its own costs and expenses (including filing fees) with respect to the arbitration, including one-half of the fees and expenses of the arbitrator.

        SECTION 12.12.    Expenses.    Except as otherwise expressly provided herein, each of the parties hereto shall bear its own expenses (including, without limitation, fees and disbursements of its counsel, accountants and other experts) incurred in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby (the "Transaction Expenses"). From and after the Closing Date, if there arise or discovered any additional Transaction Expenses or Retention Bonuses that were incurred prior to the Closing Date but were not described in the CFO Certificate, Seller shall promptly pay or reimburse Buyers for such Transaction Expenses or Retention Bonuses. Seller shall also bear all costs and expenses related to the retirement of any outstanding stock options granted by Seller to any of its officers or employees.

        SECTION 12.13.    Survival.    The representations and warranties made in this Agreement or in any agreement, certificate or other document executed in connection herewith shall survive the Closing in accordance with the terms of this Agreement.

        SECTION 12.14.    Release of Information; Confidentiality.    The parties shall cooperate with each other in releasing information concerning this Agreement and the transactions contemplated hereby. No press releases or other public announcements concerning the transactions contemplated by this Agreement shall be made by any party without prior consultation with, and agreement of, the other parties, except for any legally required communication by any party and then only with prior consultation and as much advance notice as is practicable under the circumstances requiring any announcement, together with copies of all drafts of the proposed text. The provisions of the Buyer Parent Confidentiality Agreement shall remain in full force and effect.

        SECTION 12.15.    Certain Construction Rules.    The article and section headings and the table of contents contained in this Agreement are for convenience of reference only and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. In addition, as used in this Agreement, unless otherwise provided to the contrary, (a) all references to days, months or years shall be deemed references to calendar days, months or years and (b) any reference to a "Section," "Article," "Exhibit," or "Schedule" shall be deemed to refer to a section or article of this Agreement or an exhibit or schedule attached to this Agreement. The words "hereof," "herein," and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The words "include," "includes," or "including" shall be deemed to be followed by the words "without limitation." Unless otherwise specifically provided for herein, the term "or" shall not be deemed to be exclusive.

        SECTION 12.16.    Counterparts.    This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument binding on all the parties, notwithstanding that all the parties are not signatories to the original or the same counterpart. Signature of the parties hereto on this Agreement or any other agreement, instrument or document related hereto may be by facsimile, with the same effect as if the original signature appeared hereon or thereon.

[signature page follows]

        IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

SELLER PARENT:
ENERGY SPECTRUM PARTNERS LP, a Delaware limited partnership
By:	Energy Spectrum Capital LP, a Texas limited partnership
	By:	Energy Spectrum LLC, a Texas limited liability company
		By:	Name: Title:
SELLER:
PNG CORPORATION, a Delaware corporation
By:	Name: Title:
BUYERS:
MARKWEST TEXAS GP, L.L.C., a Delaware limited liability company
By:	Name: Title:
MW TEXAS LIMITED, L.L.C., a Delaware limited liability company
By:	Name: Title:

BUYER PARENT:
MARKWEST ENERGY PARTNERS, L.P., a Delaware limited partnership
By:	MarkWest Energy GP, L.L.C., a Delaware limited liability company
	By:	Name: Title:

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  Exhibit 2.1